Exhibit 99.1

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FOR IMMEDIATE RELEASE

SkyWest, Inc. Appoints New Directors

ST. GEORGE, UTAH, May 6, 2015 — SkyWest, Inc. (NASDAQ: SKYW) today announced the appointment of Andrew C. Roberts and Meredith Siegfried to the Board of Directors of SkyWest, Inc. and its subsidiaries, SkyWest Airlines, Inc. and ExpressJet Airlines, Inc., effective May 5, 2015.

Andrew Roberts is President and CEO of Align Aerospace, Holdings, Inc., and brings 38 years of professional experience in operations and manufacturing, with more than 25 years in the aerospace and commercial aviation sector. He held executive roles at Pratt & Whitney Co., Aviall and Northwest Airlines, where he held numerous executive positions and oversaw Northwest Airlines’ wholly-owned regional operations. Roberts possesses a strong operations and technical background.

Roberts holds a bachelor’s degree in Engineering from the University of Birmingham, U.K. and a postgraduate diploma in Manufacturing Engineering from Coventry University, U.K. He currently serves as on the board for Align Aerospace, and has served as a board member for Special Olympics of Minnesota.

Meredith Siegfried is President and CEO of Nordam Group, Inc., where she rose through the ranks from manager to CEO. She holds 20 years’ aviation and aerospace experience, where she has filled executive roles. She has also served as a senior consultant in corporate finance and serves on numerous nonprofit Boards.

Siegfried holds a bachelor’s degree in business administration and finance from the University of Notre Dame and an MBA from the University of Chicago. She currently serves as board member for The Nordam Group, Smithsonian National Air and Space Museum and the Aspen Institute, among others.

Jerry C. Atkin, Chairman and CEO of SkyWest, Inc., said, “We welcome these leaders to the SkyWest, Inc. Board of Directors. We’re confident that each of their strong backgrounds in aviation and industry, as well as their philosophical alignments with SkyWest’s leadership and culture, will provide value to the Board and to all SkyWest, Inc. stakeholders.”

SkyWest, Inc. was named on Forbes ‘America’s Best Employers 2015’ list and was Air Transport World’s Regional Airline of the Year in 2014. SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s airline companies provide commercial air service in cities across the United States, Canada, Mexico and the Caribbean with nearly 3,400 daily flights and a fleet of 680 aircraft. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, US Airways, American Airlines and Alaska Airlines. ExpressJet Airlines operates through partnerships with United Airlines, Delta Air Lines and American Airlines. SkyWest is headquartered in St. George, Utah, and continues to set the standard for excellence in the regional industry with unmatched value for customers, shareholders and its nearly 20,000 employees. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

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